As filed with the Securities and Exchange Commission on July 23, 2002.

                                            Registration Statement No. 333-89628

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM SB-2
                          Registration Statement Under
                           the Securities Act of 1933
                                (Amendment No. 1)

                         Quest Group International, Inc.
                  --------------------------------------------
                 (Name of small business issuer in its charter)

            Nevada                    2000                      87-0681500
   ----------------------   -------------------------      -------------------
   (State or jurisdiction       (Primary Standard            (I.R.S. Employer
     of incorporation       Industrial Classification      Identification No.)
     or organization)             Code Number)

        826 North 100 East, #7, Spanish Fork, Utah 84660, (801) 798-2653
        ----------------------------------------------------------------
                   (Address and telephone number of principal
               executive offices and principal place of business)

                                Eric L. Robinson
                              BLACKBURN & STOLL, LC
                         77 West Second South, Suite 400
                     Salt Lake City, UT 84101 (801) 521-7900
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)

       Approximate date of proposed sale to the public: As soon as practicable from time to time after this Registration Statement becomes effective.

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                              CALCULATION OF REGISTRATION FEE

========================== ======================= ======================= ======================= =======================
 Title of Each Class of                               Proposed Maximum        Proposed Maximum           Amount of
    Securities to be               Amount              Offering Price            Aggregate              Registration
       Registered             to be Registered            Per Unit             Offering Price               Fee
-------------------------- ----------------------- ----------------------- ----------------------- -----------------------
      Common Stock                400,000                   $.50                  $200,000                  $19
========================== ======================= ======================= ======================= =======================

         The number of shares to be registered is estimated solely for the purpose of determining the registration fee.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                         QUEST GROUP INTERNATIONAL, INC.

                        $50,000 Minimum/$200,000 Maximum

                                  Common Stock

         This is our initial public offering. We are offering a minimum of 100,000 shares and a maximum of 400,000 shares of common stock. The public offering price is $.50 per share. No public market currently exists for our shares. We are a development stage company without any history of profitable operations.

         The shares are offered on a "minimum/maximum, best efforts" basis directly through our officers. No commission or other compensation related to the sale of the shares will be paid to our officers. The proceeds of the offering will be placed and held in an escrow account at U.S. Bank N.A., until a minimum of $50,000 in cash has been received as proceeds from sale of shares. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 60 days after the minimum offering is raised. We may terminate this offering prior to the expiration date.

                    Price to Public       Commissions      Proceeds to Company
                    ---------------       -----------      -------------------
Per Share                   $.50              $0                    $.50
Minimum                  $50,000              $0                 $50,000
Maximum                 $200,000              $0                $200,000


         Investing in shares of our stock involves significant risks. Our "Risk Factors" begin on page 3.

                                 ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ---------------

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  The date of this prospectus is July 23, 2002.

                                TABLE OF CONTENTS

                                                                          PAGE

Prospectus Summary.........................................................3
Risk Factors...............................................................5
Forward-Looking Statements.................................................8
Dilution...................................................................9
Use Of Proceeds...........................................................10
Determination Of Offering Price...........................................11
Market For Common Equity And Related Stockholder Matters..................11
Description Of Business...................................................13
Description Of Property...................................................18
Management's Discussion And Analysis Or Plan Of Operation.................18
Directors, Executive Officers, Promoters And Control Persons..............21
Executive Compensation....................................................22
Certain Relationships And Related Transactions............................23
Security Ownership Of Certain Beneficial Owners And Management............24
Description Of Securities.................................................26
Plan Of Distribution......................................................27
Legal Proceedings.........................................................28
Legal Matters.............................................................28
Experts...................................................................28
Changes And Disagreements With Accountants On Accounting And
  Financial Disclosure....................................................28
Available Information.....................................................29
Financial Statements.....................................................F-1

                               Prospectus Summary


         We were formed as a Nevada corporation on August 14, 2001 as Quest Group International, Inc. We are in the business of selling nutritional products to independent distributors and consumers in the United States and Japan. Our principal executive offices are located at 826 North 100 East, #7, Spanish Fork, Utah 84660. Our telephone number is 801-794-2653.


         We are competing with a broad range of companies who provide similar products including global, national, regional and local businesses. The competition is highly fragmented with many small players dominated by several large competitors. Some of our significant competitors include Shaklee, NuSkin, Unicity, Amway and Nature's Sunshine.


         We are considered a development stage company. From September 30, 2001 through June 30, 2002 we realized a net loss of $180,249 and have not yet established profitable operations. These factors raise substantial doubts about our ability to continue as a going concern.


         We are offering a minimum of 100,000 and a maximum of 400,000 shares. Upon completion of the offering, we will have 10,100,000 shares of common stock outstanding if we sell the minimum and 10,400,000 shares of common stock outstanding if we sell the maximum number of shares.

         We will realize $30,000 if we raise the minimum and $180,000 if we raise the maximum amount of the offering. We anticipate our expenses related to the offering to be approximately $20,000. We will use the proceeds from the offering to initiate our marketing and advertising plan by completing and publishing our advertising materials, enhance information and features of the Web site, offer Member referral incentives, deploy a distributor training program and to cover some of our operating costs over the next year. We believe that with revenues generated from anticipated sales and the minimum net offering proceeds amount of $30,000, we will be able to fund our targeted marketing and advertising activities, which are aimed at increasing sales, and cover our other operating costs over the next year.


         We also have 1,000,000 shares of preferred stock outstanding. Craig Davis, our president and a director, owns 334,000 of these shares and Bateman Dynasty, LC owns 666,000 of these shares. Lynn Bateman is the sole manager of the Bateman Dynasty, LC. Bateman Dynasty, LC is a private limited liability company owned by the Bateman Dynasty Trust, of which Brenda M. Hall is the trustee and Mr. Bateman's grandchildren are the beneficiaries. Mr. Davis is not affiliated with Bateman Dynasty, LC.

         Except as otherwise required by applicable law, the holders of our common stock and our preferred stock vote together, as a single voting group, on all matters presented to our stockholders for vote with each share of our common stock being entitled to one vote and each share of our preferred stock being entitled to one hundred votes. Upon completion of this offering, our common stockholders will own 10,100,000 shares of common stock if the minimum is raised and 10,400,000 shares of common stock if the maximum is raised. Our preferred stockholders will have the ability to cast 100,000,000 votes at a meeting of stockholders or upon other action of the stockholders. This means that our preferred stockholders will be able to elect directors and control the future course of Quest. The voting power of Mr. Craig Davis and Bateman Dynasty, LC is as follows.

                              Common Shares        Preferred Shares     % of Voting Power if   % of Voting Power if
      Name                 Beneficially Owned     Beneficially Owned      Minimum is Raised      Maximum is Raised
--------------------       ------------------     ------------------    -------------------    --------------------
Craig Davis                     2,000,000               334,000                 32.2%                  32.1%
Bateman Dynasty, LC             5,000,000               666,000                 65.0%                  64.9%
Total                           7,000,000              1,000,000                97.2%                  97.0%

Selected Historical Financial Data

         The following selected historical financial data of is only a summary and you should read it in conjunction with our consolidated financial statements and the notes to those financial statements.

                                                                          August 14, 2001
                                                                        (Date of Inception)
                                                    Nine Months Ended     to September 20,
                                                      June 30, 2002             2001
Statement of Operations Data:                          (Unaudited)           (Audited)
                                                   -----------------    -----------------
    Sales......................................    $        303,302     $              0
    Gross Profit...............................             211,983                    0
    Operating Expenses.........................             384,579               48,162
    Interest Expense...........................               7,653                  205
    Net loss...................................            (180,249)             (48,397)
    Loss per share.............................                (.02)                (.01)

Balance Sheet Data:
    Current assets.............................    $         48,022     $          66,329
    Total assets...............................              49,116                67,154
    Current liabilities........................              95,762                44,551
    Total liabilities..........................             198,762                44,551
    Working capital (deficit) .................             (47,740)               21,778
    Stockholder's equity (deficit).............            (149,646)              (22,603)

                                  Risk Factors

         You should consider carefully the following risk factors and other information in this prospectus before investing in our common stock.


         Because we are a new business and we have not proven our ability to generate profit, an investment in Quest is risky. We have no meaningful operating history so it will be difficult for you to evaluate an investment in our stock. Our operations are subject to all risks inherent in the creation of a new business and the marketing of new products, including the absence of a history of significant operations and of proven products which have been produced and sold over a significant period of time. We are continuing to establish many functions which are necessary to conduct business, including, managerial and administrative structure, marketing activities, financial systems, computer systems, web development and personnel recruitment. From September 30, 2001 through June 30, 2002, we had $303,302 in sales and a net loss of $180,249. We cannot assure that we will ever be profitable. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

         Our auditors have expressed doubt about our ability to continue as a going concern. Our audited financial statements have been prepared assuming that we continue as a going concern. Our auditors have noted that our revenue generating activities are not in place and we have incurred losses. As a result, our auditors have indicated that these conditions raise substantial doubt about our ability to continue as a going concern.

         We do not have sufficient funding to execute our business plan. As of June 30, 2002, we had assets of $49,116, current liabilities of $95,762 and a working capital (deficit) of ($47,740). We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue implementing our business plan. We estimate that we will need to raise at least $30,000 in additional funding to execute our business plan. This funding is needed to initiate our marketing and advertising plan by completing and publishing our advertising materials, enhance information and features of the Web site, offer Member referral incentives, deploy a distributor training program and to cover some of our operating costs over the next year. We may be unsuccessful in obtaining additional funding or funding may only be available on terms that are disadvantageous to us. If we are unsuccessful in raising additional funds it may result in the discontinuance of our business due to lack of funding. These factors raise substantial doubt about our ability to continue as a going concern.

         We do not have sufficient funding to repay outstanding debt. Our cash reserves are not sufficient to pay the amounts owing on outstanding promissory notes in the principal amount of $103,000. These obligations are due in a single balloon payment on September 18, 2003. We will be looking primarily to revenue generated from our business operations to repay these amounts. We have only a limited operating history and sales revenues. As a result, no assurance can be given that we will have the resources to repay any or all of the amounts owing under the outstanding promissory notes.

         Our assets are subject to a security interest held by McKinley Enterprises Inc. Profit Sharing Plan and Trust. Our assets are subject to a security interest held by McKinley Enterprises Inc. Profit Sharing Plan and Trust relating to outstanding promissory notes in the principal amount of $103,000. In the event we are not able to repay the amounts owing on these obligations, it will have a material adverse effect on our operations, including the possibility of requiring us to deliver all of our assets to McKinley Enterprises Inc. Profit Sharing Plan and Trust and cease operations.

         If our marketing costs exceed our estimates, it may impact our ability to continue operations. We believe we have accurately estimated our needs for the next twelve months based on receiving both the minimum and maximum amount of the offering. It is possible that our marketing costs will exceed our estimates or that our other costs will be higher than estimated. If this happens, it may impact our ability to generate revenue and we would need to seek additional funding. We have no arrangements in place whereby we could obtain additional funding.


         Our preferred stockholders are able to elect all our directors and control our future course. In November 2001, we issued 1,000,000 shares of preferred stock. Craig Davis, our president and a director, received 334,000 of these shares and Bateman Dynasty, LC received 666,000 of these shares. Lynn Bateman is the sole manager of the Bateman Dynasty, LC. Bateman Dynasty, LC is a private limited liability company owned by the Bateman Dynasty Trust, of which Brenda M. Hall is the trustee and Mr. Bateman's grandchildren are the beneficiaries. Mr. Davis is not affiliated with Bateman Dynasty, LC. All voting rights of our stockholders are vested in and exercised by the holders of the common stock and preferred stock, voting as a single group, with each share of common stock being entitled to one (1) vote and each share of preferred stock being entitled to one hundred (100) votes. The holders of our preferred stock have the ability to cast 100,000,000 of the votes entitled to vote at a meeting or other action of the stockholders. After completion of this offering, Mr. Craig Davis will direct approximately 32% of the voting control of Quest and Bateman Dynasty, LC will direct approximately 65% of the voting control of Quest. As a result, the preferred stockholders effectively have voting control of Quest with respect to all matters submitted to the vote of the stockholders, including the election of directors. The concentration of voting control may also have the effect of impeding a non-negotiated change in control which result may or may not benefit stockholders. In addition, stockholders may be disadvantaged in the event matters are put to the stockholders for approval and the interests of the holders of the preferred stock are dissimilar to the interests of the stockholders generally.

         If the offering is completed, you will have no ability to control operations. Although you will pay a price per share that substantially exceeds the price per share paid by current stockholders and will contribute a significantly higher percentage of the total amount to fund our operations, investors in this offering will own a very small percent, less than 4% if the maximum is raised, of our common shares. As a result, you will have no ability to control how management operates our business. Moreover, Mr. Craig Davis will direct approximately 32% of the voting control of Quest and Bateman Dynasty, LC will direct approximately 65% of the voting control of Quest. These stockholders will be able to elect directors and control the future course of Quest.

         Our success is dependent on our ability to attract, maintain and motivate distributors. Our success depends in significant part upon our ability to attract, maintain, and motivate a large base of distributors who act as independent contractors. As of June 30, 2002, we had 84 distributors and 101 members who buy product from us but who do not act as distributors. No single distributor is responsible for ten percent or more of our revenues in any given quarterly period. However, we believe that we have a core group of between six and eight distributors who significantly influence and motivate our other distributors. The loss of any of our core distributors would likely result in the loss of additional distributors and could have a material adverse affect on our revenues and operations. In addition, our ability to attract distributors could be negatively affected by adverse publicity relating to our industry, our products, our operations or competition with competing businesses who may recruit our distributors. Because of the number of factors that impact the recruiting and retention of distributors, we cannot predict when or to what extent such increases or decreases in the number of distributors will occur.

         If we lose the services of Mr. Craig Davis, it is unlikely that our business could continue. We are in the development stage and require the services of our president to become established. There is intense competition for management and marketing personnel in our business. If we lost the services of our president, it is questionable whether we would be able to find a replacement and it is likely our business would fail.

         Our product formulas are not patented and could be misappropriated and used by competitors. We have no patented products that would preclude or inhibit competitors from selling products that are substantially similar to our products. We have filed trademarks applications for the names we are using to market a number of our NeoSource products. However, our NeoSource product ingredients are listed on our product labels and could be replicated by our competitors. As a result, our competitors could manufacture and market products that are substantially similar to our NeoSource products under a different label. If this occurs it is unlikely that we would have any legal recourse to prohibit such conduct.


         We depend on Perfect Source to manufacture our products. Our products were developed and are manufactured for us by Perfect Source Natural Products, Inc. Perfect Source is located in Fullerton, California and is not affiliated with Quest. We have no written agreement with Perfect Source. We submit purchase orders to Perfect Source for product meeting our specifications and, upon acceptance of such purchase orders, Perfect Source manufactures our product. There is no arrangements whereby Perfect Source has agreed or is required to continue to accept our purchase orders or manufacture product for us. We believe that the ingredients to produce our NeoSource products are widely available, that our products could be produced through a number of other third parties and that there are a large number of companies with whom we could contract to produce our product. However, any termination in our arrangement with Perfect Source might interrupt service to our customers and distributors and possibly impair our ability to market and sell products.


         We do not anticipate paying dividends in the foreseeable future. We have never paid dividends on our stock. The payment of dividends, if any, on the common stock in the future is at the discretion of the board of directors and will depend upon our earnings, if any, capital requirements, financial condition and other relevant factors. The board of directors does not intend to declare any dividends on our common stock in the foreseeable future.


         There is no market for our stock and there can be no assurance that a market will develop after this offering. There is no market for our stock. There can be no assurance that a market for our stock will develop after this offering. If a market does develop, there can be no assurance as to the depth or liquidity of any such market or the prices at which holders may be able to sell their shares. As a result, an investment in our stock may be illiquid, and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.


         It is likely our stock will become subject to the penny stock rules which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock. A penny stock is generally a stock that:

         o        is not listed on a national securities exchange or Nasdaq,
         o        is listed in "pink sheets" or on the NASD OTC Bulletin Board,
         o        has a price per share of less than $5.00, and
         o is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:

         o        determination of the purchaser's investment suitability,
         o delivery of certain information and disclosures to the purchaser, and
         o receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

         o such rules may materially limit or restrict the ability to resell our common stock, and
         o the liquidity typically associated with other publicly traded equity securities may not exist.

A market for our stock may never develop and you would not have the ability to sell your stock publicly.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including the statements under "Description of Business," "Management Discussion and Analysis or Plan of Operation" and elsewhere in this prospectus regarding our strategy, future operations, financial position, projected costs, projected revenues, prospects, plans and objectives of management, are forward-looking statements. When used in this prospectus, in our press releases or other public or stockholder communications, or in oral statements made with the approval of our executive officers, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements", although not all forward-looking statements contain such identifying words.

         We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, are based on certain assumptions and expectations which may or may not be valid or actually occur, and which involve various risks and uncertainties. We disclose important factors that could cause our actual results to differ materially from our expectations under the caption "Risk Factors", including but not limited to our history of losses, working capital deficit, need for additional funds to execute our business plan, dependence on our distributors, and the risk of product demand, economic conditions, competitive products, changes in the regulation of our industry and other risks. As a result, our actual results for future periods could differ materially from those anticipated or projected.

         Unless otherwise required by applicable law, we do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

                                    DILUTION


         As of June 30, 2002, we had a net tangible book value, which is the total tangible assets less total liabilities, of ($149,646), or approximately ($.0136) per share. The following table shows the dilution to your investment without taking into account any changes in our net tangible book value after June 30, 2002, except the sale of the minimum and maximum number of shares offered.


                                                         Assuming Minimum       Assuming Maximum
                                                            Shares Sold           Shares Sold
                                                         -----------------      -----------------
Shares outstanding                                           11,100,000            11,400,000
Public offering proceeds at $.50 per share                      $50,000              $200,000
Net offering proceeds after offering expenses                   $30,000              $180,000
Net tangible book value before offering                       ($149,646)            ($149,646)
   Per Share                                                    ($.0136)              ($.0136)
Pro forma net tangible book value after
   offering                                                   ($119,646)              $30,354
   Per Share                                                    ($.0108)               $.0027
Per share increase attributable to purchase
   of shares by new investors                                    $.0028                $.0163
Dilution per share to new investors                              $.5108                $.4973
Percent dilution                                                 102.16%                99.46%

         The number of total shares outstanding includes both our outstanding common and preferred stock. Our preferred stock is convertible at the election of the holders of the preferred stock into common stock on a one-for-two basis which conversion is not reflected in the table. In the event of a liquidation, the holders of our outstanding preferred stock are not entitled to a liquidation preference. Rather, holders of our common stock and preferred stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any.


         The following table summarizes the comparative ownership and capital contributions of existing common stock stockholders and investors in this offering as of June 30, 2002:

                              Shares Owned       Total Consideration      Average Price
                               Number - %             Amount - %            Per Share
                               ----------             ----------            ---------
Present Stockholders (1):
   Minimum Offering          10,000,000 - 99%          $78,000 (2)           $.008 (2)
   Maximum Offering          10,000,000 - 96%          $78,000 (2)           $.008 (2)
New Investors:
   Minimum Offering             100,000 - 1%           $50,000               $.50
   Maximum Offering             400,000 - 4%          $200,000               $.50
--------------------

(1) The numbers used for Present Stockholders assumes that none of the present stockholders purchase additional shares in this offering.
(2) Prior to this offering, we had 10,000,000 shares of common stock outstanding. Of these shares, 7,000,000 shares were issued for $50,000, 2,000,000 shares were issued for $20,000 and 1,000,000 shares were issued pursuant to an agreement to lend funds under a revolving loan arrangement. The 9,000,000 shares that were issued for cash were sold at an average price of approximately $.008 per share. For purposes of the table, we have assumed a valuation of $.008 per share with respect to the shares issued under the revolving loan arrangement.

                                 USE OF PROCEEDS


         The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $20,000, is $30,000 if the minimum and $180,000 if the maximum number of shares are sold. The following table sets forth our estimate of the use of proceeds from the sale of the minimum and the maximum amount of shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown. None of the offering proceeds are expected to be used to pay officers' salaries.

                                       Assuming Sale of        Assuming Sale of
            Description                Minimum Offering        Maximum Offering
            -----------                ----------------        ----------------
Total Proceeds                              $50,000                $200,000
Less Estimated Offering Expenses
                                             20,000                  20,000
                                            -------                --------
Net Proceeds Available                      $30,000                $180,000

Use of Net Proceeds:
   Advertising, Promotions and
     Marketing                                5,000                  30,000
   Sales Training                            10,000                  70,000
   Web Development                            3,000                   3,000
   BBX Listing Fee (1)                        5,000                   5,000
   Working Capital                            7,000                  72,000
                                            -------                --------
Total Net Proceeds                          $30,000                $180,000
------------------
(1) In 2003, a new market, the Bulletin Board Exchange (BBX), will be launched. The BBX will eventually take the place of the OTC Bulletin Board (OTCBB), which will be phased out. We intend to seek listing on the BBX in 2003, however, there can be no assurance that we will qualify for listing at that time.


         The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including additional product development, professional fees including legal and consulting fees, expenses including office supplies and travel costs and other administrative costs. The amounts actually expended for working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under Risk Factors.

         Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations. If less than the maximum offering is received, we will apply the proceeds according to the priorities outlined above. The proceeds will be used as outlined and we do not intend to change the use of proceeds or pursue any other business other than as described in this prospectus.

         Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.

                         DETERMINATION OF OFFERING PRICE

         The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information


         Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. It is our present intention to seek listing of our common stock on the BBX after it is launched in 2003. However, there can be no assurance that we will qualify for listing at that time. We do not have any agreements with market makers regarding the trading of our shares, but at some time in the future a market maker may make application for listing our shares.


         Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our officers. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a stockholder in the event a stockholder desires to sell his shares.

         Our shares are subject to Rule 15g-1 through Rule 15g-9, which provides, generally, that for as long as the bid price for the shares is less than $5.00, they will be considered low priced securities under rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

Shares Available for Future Sale

         As of the date of this prospectus, there are 10,000,000 shares of our common stock issued and outstanding and 1,000,000 shares of our preferred stock issued and outstanding. Upon the effectiveness of this registration statement, 100,000 shares of common stock will be freely tradable if the minimum is sold and 400,000 shares of common stock will be freely tradable if the maximum number of shares is sold. The remaining shares of common and preferred stock will be subject to the resale provisions of Rule 144. Sales of shares of stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

         Rule 144 governs resale of "restricted securities" for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of a company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the issuer or an affiliate of the issuer. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company ("Applicable Requirements"). Resales by the issuer's affiliates of restricted and unrestricted securities are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

Dividends

         To date, we have not paid dividends on our common stock. The outstanding preferred stock is not entitled to receive dividend payments. The payment of dividends on the common stock in the future, if any, is within the discretion of the board of directors and will depend upon our earnings, capital requirements, financial condition and other factors the board views are relevant. The board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our operations.

Holders of Record

         As of the date of this prospectus, there were four holders of record of our common stock.

                             DESCRIPTION OF BUSINESS

General

         We were organized as a Nevada corporation on August 14, 2001 as Quest Group International, Inc. to sell nutritional products to independent distributors and customers. We sell our products to customers and independent distributors who use the products themselves or resell them to others.


         From inception, August 2001, through June 30, 2002, we have generated $303,302 in revenues. We do not extend credit to our distributors. Payment for product is required prior to shipping, all sales are paid for in U.S. dollars through an InterCash account or other arrangements and we do not maintain offices outside the U.S.


Our Products

         We develop and distribute a line of nutritional products that we call the NeoSource products. The NeoSource product line is comprised of seven products. Six of these products are grouped into thirteen different combinations called Product Sets. An antioxidant and vitamin product, called NeoGuard Chewable, is not included in any of the product sets. Our approximate net sales breakdown is as follows:

     o    45% of net sales are generated from sales of Product Sets.


     o 36% of net sales are generated from sales of individual products, excluding NeoGuard Chewable.
     o    8% of net sales are generated from sales of NeoGuard Chewable.
     o    2% revenues from distributor kits.
     o The remaining 9% of our net sales are generated from miscellaneous sales and shipping fees.

         Our products are nutritional supplements. Our products are not intended to diagnose, treat, cure or prevent any disease. Our products have not been evaluated by the Food and Drug Administration. We have not conducted product testing to determine whether the products are effective for the intended use. Our individual product offerings are as follows:


         NeoPak


         NeoPak contains nutrients derived from quality ingredients, including vitamins, bioflavinoids, minerals, food based enzymes, fatty acids and phyto-nutrient rich fruits and vegetables, freshly harvested sea vegetables and other nutritious foods. Phyto-nutrients, also known as phyto-chemicals, are the natural components isolated in vegetables and fruits. NeoPak is intended to act as a general nutritional supplement. There can be no assurance that the NeoPak will prove effective as a general nutritional supplement.


         NeoGuard


         NeoGuard contains a combination of antioxidant nutrients that are intended to help the human body to defend against free radicals, but there can be no assurance that it will prove effective in defending against free radicals.

         NeoSpring


         NeoSpring contains a blend of natural ingredients intended to help sustain the body's energy-producing systems and replenish vital nutrients, but there can be no assurance that it will sustain the body's energy-producing systems or replenish nutrients.


         NeoSlim


         NeoTrim is a blend of herbs and minerals that are intended to act as a dietary supplement to assist with weight loss, but there can be no assurance that it will prove effective as a dietary supplement to assist with weight loss.


         NeoBalance


         NeoBalance is created from sea vegetables and herbs. NeoBalance is designed primarily as a nutritional supplement for women, but there can be no assurance that it will provide any nutritional benefit.


         NeoSurge


         NeoSurge is created from sea vegetables, vitamins and herbs. NeoSurge is designed primarily as a nutritional supplement for men, but there can be no assurance that it will prove effective as a nutritional supplement for men.


         NeoGuard Chewable


         NeoGuard Chewable is designed to provide essential nutrients and antioxidants to support good health and fight free radicals. NeoGuard Chewable is made with many of the same ingredients as NeoGuard in a dosage that is suitable for children and seniors, but there can be no assurance that it will prove effective as a nutritional supplement.


Distribution and Marketing

         Both Quest and our independent distributors market our products to consumers through direct-selling techniques. Our distributors sell NeoSource products on a part-time basis to friends or associates or use the products themselves. We incentivize our independent distributors through a combination of quality products, product support and financial benefits. The financial benefits include retail commissions, rebates and group development bonuses.


         All product sales are packaged for delivery by our shipping agent, Nippon Express, in El Segundo, California. Products sold in Japan are shipped with Nippon Express as the customers representative, air cargo and ground delivery carrier. We pay Nippon Express their standard rates to ship our products. The charges depend on the weight of the package and vary from $20 for a .5 kg package to $161.60 for a 30 kg package. We are not charged any additional fees for product packaging and storage services. Products sold domestically are sent via Federal Express from the same Nippon Express warehouse. Nippon Express maintains a secure storage facility for our products in El Segundo. On average, customers receive their orders in Japan or the U.S. within five business days of order payment confirmation.

         As of June 30, 2002, we had 84 distributors in the U.S. and Japan and 101 members who buy product from us but who do not act as distributors. Distributors buy product at wholesale prices mainly for resale. Our members are able to buy product at a discount from retail prices and the products purchased by members are not intended for resale. One may become a Quest distributor by applying to Quest under the sponsorship of someone who is already a distributor, paying an $80 enrollment fee, providing an email address for communications purposes and establishing an InterCash account in the U.S.


         The InterCash account is an individual bank account with a U.S. bank that is used to pay for product purchases and to distribute commissions. We do not extend credit to our distributors. Payment for product is required prior to shipping, all sales are paid for in U.S. dollars through an InterCash account or other arrangements and we do not maintain offices outside the U.S.


Compensation of Distributors

         Our distributors are entitled to the following compensation:

         o Distributors may purchase products from us at wholesale prices (a discount of approximately 30% from suggested retail price), and sell them to their customers at a retail price. Distributors may establish their own retail prices.

         o If a customer who is not a distributor or member purchases directly from us, we pay the referring distributor a service bonus. The bonus is the difference between the retail price the customer paid and the wholesale price.

         o Distributors receive a 5 - 15% bonus based on the volume of products sold by the distributor group.

         o Distributors can earn up to an additional 5% bonus on their group volume when the sales volume exceeds $5,000 in one month.

         o Distributors become eligible to earn leadership overrides after selling $6,000 in cumulative group volume.


Information Systems


         We use Infotrax to assist us with our information systems, including order processing, commission payments, Web hosting and other back office data management. Infotrax markets itself as a company providing technology solutions to the direct marketing industry. Either party may terminate the relationship on not more than 90 day notice. While InfoTrax is the only service provider that we have used for assistance with our information systems, we have the option to use other service providers. We believe that there are many service providers with whom we could contract to provide back office support and otherwise assist us in managing our information systems.

Our Web Site

         We maintain a Web site at www.questgrp.net. Our Web site is mainly for information purposes, although we expect to generate some revenues from product orders through our Web site as well as by phone and facsimile.

Manufacturing

         NeoSource products are manufactured for Quest exclusively by Perfect Source. The time between Quest placing an order for NeoSource products and delivery of those products from Perfect Source has averaged between two and four weeks. While Perfect Source is the only vendor that we have used for production of our NeoSource product, we have the option to use other manufacturers. We believe that there are many manufacturers with whom we could contract to produce NeoSource products.

Source and Availability of Raw Materials

         Raw materials used in the manufacture of our NeoSoure products are available from a number of suppliers. To date, we have not experienced difficulty in obtaining adequate sources of supply. Although there can be no assurance we will be successful in locating raw materials in the future, we believe it is unlikely that we will have difficulty obtaining sufficient supply in the future.

Trademarks and Trade Names


         We have filed trademark applications with the U.S. Patent and Trademark Office for the NeoPack, NeoGuard, NeoSpring, NeoSlim, NeoBalance, NeoSource and NeoGuard Chewable names. These trademarks are pending and have not been issued.


Regulation


         FDA regulations relating specifically to foods for human use are set forth in Title 21 of the Code of Federal Regulations. These regulations include basic food labeling requirements and Good Manufacturing Practices ("GMPs") for foods. Detailed dietary supplement GMPs have been proposed; however, no regulations establishing such GMPs have been adopted that relate to the NeoSource products. Additional regulations to implement the specific DSHEA (defined below) requirements for dietary supplement labeling have also been proposed, and final regulations may be implemented over a period of time upon final publication.

         While our NeoSource products are not presently required to be submitted to the Food and Drug Administration ("FDA") or any other regulatory agency for approval, the manufacturing, packaging, labeling, advertising, distribution and sale of our NeoSource products is subject to regulation by the Food and Drug Administration ("FDA") which regulates our products under the Federal Food, Drug and Cosmetic Act ("FDCA") and regulations promulgated thereunder. The FDCA defines the terms "food" and "dietary supplement" and sets forth various conditions that unless complied with may constitute adulteration or misbranding of such products. The FDCA has been amended several times with respect to dietary supplements, most recently by the Nutrition Labeling and Education Act of 1990 (the "NLEA") and the Dietary Supplement Health and Education Act of 1994 (the "DSHEA").

         Compliance with manufacturing and packaging is done by our third-party manufacturer and packager. We are careful to have our product labels appropriately reviewed to help assure that the labels on our products comply with all applicable laws, rules and regulations.

         Our products are also regulated by the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission ("CPSC"), the United States Department of Agriculture ("USDA") and the Environmental Protection Agency ("EPA"). Our activities, including our multi-level distribution activities, are also regulated by various agencies of the states, localities and foreign countries in which our products are sold.

         In the future, we may be subject to additional laws or regulations administered by the FDA or other federal, state, local or foreign regulatory authorities, the repeal or amendment of laws or regulations which we consider favorable and/or more stringent interpretations of current laws or regulations. We can neither predict the nature of such future laws, regulations, interpretations or applications, nor what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business. They could, however, require reformulation of certain products to meet new standards, recall or discontinuance of certain products not able to be reformulated, imposition of additional record-keeping requirements, expanded documentation of the properties of certain products, expanded or altered labeling and/or scientific substantiation. Any or all such requirements could have a material adverse effect on our results of operations, liquidity and financial position.


         We believe that we are in compliance with all laws and governmental regulations that are applicable to our company.


Competition


         We are engaged in a highly competitive business and are competing directly with companies that have longer operating histories, more experience, substantially greater financial resources, greater size, more substantial marketing organizations, and established distribution channels that are better situated in the market than us. We compete in the nutritional industry against companies, which sell through retail stores as well as against other direct selling companies. For example, we compete against manufacturers and retailers of nutritional which are distributed through supermarkets, drug stores, health food stores, discount stores, etc. In addition to competition form these manufacturers and retailers, we competes for product sales and independent distributors with many other direct sales companies, including Shaklee, NuSkin, Unicity, Amway and Nature's Sunshine. We believe that the principal methods of competition in the direct sales marketing of nutritional products are quality, price and brand name. In addition, the recruitment, training, travel and financial incentives for the independent sales force are important factors. We believe that our products compete strongly in quality and price, but that our brand name is not well recognized in the industry at this time. We also believe that our financial incentives for our independent sales force is competitive with the financial incentives offered by our competitors. No assurance can be given that we will be successful in competing in this industry.


Research and Development


         To date, we have not conducted research and development activities as understood using generally accepted accounting principles. Rather, we identified the types of products and ingredients that we would like to produce. Perfect Source, our manufacturer, then completed the development of the products to our specifications. We believe that there are many manufacturers with whom we could contract to produce our NeoSource products. We did not spend any funds on research and development activities in the fiscal year ended September 30, 2001 or for the nine months ended June 30, 2002.

Dependence Upon Customers and Distributors


         No single customer or distributor has been or is expected to be responsible for ten percent or more of our revenues in any given quarterly period. However, we believe that we have a core group of between six and eight distributors who significantly influence and motivate our other distributors. Our core distributors are not compensated any differently than our other distributors and participate in the same contractual arrangement with Quest as our other distributors. We do not offer distributorships for a fee and, to our knowledge, none of our distributors offer distributorships for a fee. In the future we may, however, modify our business strategy and have more than one compensation arrangements in place for our distributors. The loss of any of our core distributors would likely result in the loss of additional distributors and could have a material adverse affect on our revenues and operations. We have no arrangements in place whereby our distributors are required to continue working with Quest.


Backlog

         Orders for our products are typically shipped within one business day after receipt of an order. As a result, there is no significant backlog at any time.

Employees


         As of July 15, 2002, we employed two people who work for us on a full time basis and one person who works for us on a part-time basis. We believe that our relations with our employees are satisfactory.



                             DESCRIPTION OF PROPERTY


         Our principal offices are located at 826 North 100 East, #7, Spanish Fork, Utah 84660, under terms of a lease with Barbara Nagel, an unaffiliated lessor, which expires in August 2002, subject to our right to extend the lease term for an additional one year term. We pay approximately $1,800 per month for approximately 2,200 square feet of space. We believe that this office space will be adequate to meet the needs of current and expected growth during the next twelve months.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


         The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's condensed results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and accompanying notes.

Plan of Operation


         Should we receive the minimum offering of $50,000, we will realize net proceeds of $30,000. This amount will enable us to implement our marketing and advertising program. We anticipate that with the minimum offering amount and anticipated future sales, we can continue our operations for a period of twelve months. Should we receive the maximum amount of the offering, we will realize net proceeds of $180,000. This amount will enable us to further expand our marketing and advertising program. We anticipate that with the maximum offering amount and anticipated future sales, we can continue our operations for a period of twelve months.

         Upon receipt of the proceeds of this offering, we will initiate our marketing and advertising plan by completing and publishing our advertising materials, enhancing the information and features of the Web site, offering Member referral incentives and deploying a distributor training program. We may also plan a distributor training event in September 2002, and seek product endorsements in Japan.

         We believe we have accurately estimated our needs for the next twelve months based on receiving both the minimum and maximum amount of the offering. It is possible that we may need additional funds if our sales revenues decrease or our costs are higher than estimated. At present, we have no current need or commitments for any capital expenditures. We have not reserved sufficient working capital to cover any unexpected expenses.

         If we are unable to raise the minimum offering amount, it will be necessary for us to find additional funding in order to implement our operating plan. In this event, we may seek additional financing in the form of loans or sales of our stock and there is no assurance that we will be able to obtain financing on favorable terms or at all or that we will find qualified purchasers for the sale of any stock.


Management's Discussion and Analysis

         Year Ended September 30, 2001

         We were organized on August 14, 2001 so the following discussion of the fiscal year ended September 30, 2001 relates to activities conducted by us between August 14, 2001 and September 30, 2001.

         During the year ended September 30, 2001 we had no revenues. During this period we were organizing the manufacture and distribution of product and the operations of our company.

         During the year ended September 30, 2001 our general and administrative expenses were $48,192. These expenses related primarily of back office software development and consulting fees and the material components of these expenses are as follows:

         Office set up                             $3,000
         Software Development                       4,500
         Consulting Fees                           30,000
         Salaries and Wages                         5,000
         Misc.                                      5,500

         During the year ended September 30, 2001 and to date, we have not conducted research and development activities. Rather, we identified the types of products and ingredients that we would like to produce. Perfect Source, our manufacturer, then completed the development of the products to our specifications. We are charged for the product purchased, but are not charged for research and development fees incurred by Perfect Source for their work in creating products utilizing the specified ingredients. We believe that there are many manufacturers with whom we could contract to produce our NeoSource products. We expect this type of arrangement to continue in the future and do not expect to incur costs relating to research and development.

         Nine Months Ended June 30, 2002

         During the nine months ended June 30, 2002 we had revenues of $303,302. Our revenues were approximately comprised of the following components:

         Sales of product sets                   $136,500
         Sales of individual products             109,100
         Sales of NeoGuard Chewable                24,300
         Revenues from distributor kits             6,100
         Miscellaneous                             27,300

         During the nine months ended June 30, 2002 our general and administrative expenses were $384,579. These expenses were approximately comprised of the following components:

         Commissions                              $ 68,000
         Salaries and Wages                        108,000
         Fee Payment Expense                        45,000
         Professional Fees                          85,000
         Travel                                     21,000
         Rent                                       18,000
         Misc.                                      39,000

         We did not conduct any research and development during the nine months ended June 30, 2002.

         During the nine months ended June 30, 2002 our interest expenses was $7,653. These expenses were comprised primarily of interest on outstanding revolving loans.

         Liquidity and Capital Resources

         We are considered a development stage company. From September 30, 2001 through June 30, 2002 we realized a net loss of $180,249 and have not yet established profitable operations. These factors raise substantial doubts about our ability to continue as a going concern.

         To date, we have financed our operations principally through funds borrowed under revolving loan arrangements, private placements of equity securities and product sales. Specifically, from August 14, 2001, our date of inception, through June 30, 2002 we have generated $71,000 in net cash proceeds from financing activities, $103,000 in net cash proceeds from investing activities and have had $159,074 in net cash proceeds from operating activities. As of June 30, 2002 we had $14,926 in cash, $48,022 in current assets, $95,762 in current liabilities and a working capital deficit of ($47,740). At June 30, 2002, we had not committed to spend any material funds on capital expenditures.

         In October 2001 and February 2002, Quest entered into Revolving Loan and Security Agreements (the "McKinley Revolving Loans") with McKinley Enterprises Inc. Profit Sharing Plan and Trust ("McKinley"). Under the terms of the agreements, McKinley agreed to make periodic loans to Quest in an aggregate principal amount at any one time outstanding not to exceed $103,000. As of June 30, 2002, the principal amount of $103,000 was owing under the McKinley Revolving Loans. All amounts lent were evidenced by promissory notes that bear interest at the rate of percent (10%) per annum. Principal and accrued interest are due and payable in a single balloon payment on September 18, 2003.

         In September 2001, Quest entered into Revolving Loan and Security Agreement (the "Bateman Revolving Loan") with Bateman Dynasty, LC, a Utah limited liability company ("Bateman") and a stockholder of Quest. Under the terms of the agreement, Bateman lent Quest the approximately $50,000. This amount was subsequently repaid with interest at the rate of ten percent per annum. As additional consideration to lend the funds, Bateman (i) is entitled to quarterly payments equal to two percent of net sales in perpetuity during periods where Quest has pre-tax income in excess of $20,000 and Quest is not indebted under its current loan arrangements and (ii) is entitled to payments in perpetuity equal to (a) $5,000 per month which payment is due only when monthly net sales exceeds $100,000, (b) $10,000 per month in any month in which net sales exceed $200,000, and (c) $20,000 per month in any month in which net sales exceed $1,000,000. The effect of this arrangement will be to increase our costs in perpetuity by the stated amounts. Quest entered into this type of arrangement because, at the time, these were the best terms that it was able to negotiate for such capital.

         The Company's working capital and other capital requirements for the foreseeable future will vary based upon a number of factors, including the amount we spend on our sales and marketing activities and the level of our sales. If we raise the minimum offering we will implement our marketing and advertising program. If we raise the maximum offering amount, this will enable us to further expand our marketing and advertising program. We anticipate that if either the minimum or maximum offering amounts are raised those amounts together with anticipated future sales will allow us to continue our operations for a period of at least twelve months. If we do not raise minimum amount in this offering we will need to locate additional sources of funds to continue operations. There are no contractual arrangements in place that would provide us with additional funding and there can be no assurance that we will be able to obtain additional funding on commercially reasonable terms or at all.

         Employees

         We do not anticipate any significant change in the number of employees in the next twelve months.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Set forth below is certain information concerning our directors and executive officers as of May 3, 2002.

                                                                      With the
          Name             Age             Position                Company Since
          ----             ---             --------                -------------
      Craig Davis          43     President, Secretary, Treasurer
                                    and Director                      2001

      Teresa Fackrell      30     Director                            2002

      Brenda Hall          33     Director                            2001
---------------

         Craig Davis. Mr. Davis is our president and a director. He has been a director and officer since August 2001 and his term as a director expires in 2002. Mr. Davis has been involved in the direct sales business for approximately thirteen years as a corporate executive or industry consultant. From 1996 to 1998, Mr. Davis was the Executive Vice President of Global Connections and his duties included information systems, warehousing, inventory and customer service oversight. Global Connections' principal business involved procuring overstocked and discontinued products and selling them to independent distributors and customers at discount prices. While Mr. Davis does not have personal knowledge of the details, it is his understanding that Global Connections went through some time of reorganization with another company and is no longer conducting business under the Global Connection name. From 1998 to 1999 Mr. Davis was the Director of support services for NuSkin Enterprises and his duties involved management of ISP and telecommunications service centers. NuSkin Enterprises is a multinational direct sales company. From 1999 to 2001 Mr. Davis was the Chief Operating Officer of One World Online.com and his duties involved product development and purchasing, information systems, customer support and human resources oversight. One World Online provided its members services and purchase incentives on the Internet. One World Online ceased to conduct business in 2001. Prior to 1996 Mr. Davis work as either an executive or consultant for Neways, Enrich International, 2021 Software and others. His range of experience includes product development and marketing, international business development and operations. Mr. Davis is not engaged in consulting work or providing other services to his prior employers.

         Teresa Fackrell. Ms. Fackrell is our secretary, treasurer and a director. She has been a officer since August 2001, a director since May 2002 and her term as a director expires in 2002. Ms. Fackrell has been employed by several direct sales companies during the past ten years in a wide range of management and operations assignments for established public companies and a operations consultant for start-up companies. Her assignments include, director of Business Operations for Global Connections from 1995 to 1998 and her duties included management of customer service and data processing. Ms. Fackrell acted as Director of Business Operations for Big Planet from 1998 to 2000 and her duties included management of business processes and data processing. Ms. Fackrell acted as Director of Business Operations for One World Online.com from 2000 to 2001 and her duties included management of business processes and data processing. Prior to 1995 she worked as Manager of Distributor Services for Neways. At Neways Ms. Fackrell's duties included management of customer service and order entry. Neways is a multinational direct sales company. Ms. Fackrell is not engaged in consulting work or providing other services to her prior employers.

         Brenda Hall. Ms. Hall has been a director since August 2001 and her term as a director expires in 2002. For the past five years Ms. Hall has been principally employed as the president of Dassity, Inc., a business consulting company. Ms. Hall's duties at Dassity, Inc. include bookkeeping and accounting services.


         The executive officers are elected by the board of directors on an annual basis and serve at the discretion of the board.


                             EXECUTIVE COMPENSATION

         The table below set forth certain information concerning compensation we paid to our president (chief executive officer) and all other executive officers with annual compensation in excess of $100,000, determined for the year ended September 30, 2001 (the "Named Executive Officers").

         Summary Compensation Table. The following table provides certain information regarding compensation paid to the Named Executive Officers.

                                               SUMMARY COMPENSATION TABLE

                                           Annual Compensation                     Awards           Payouts
                                           -------------------                     ------           -------
                                                                           Restricted  Stock                     All Other
        Name and                                          Other Annual     Stock       Options/    LTIP        Compensation
   Principal Position       Year Salary ($)  Bonus ($)   Compensation($)   Awards ($)    SAR(#)    Payouts($)       ($)
----------------------      ---- ----------  ---------   ---------------   ----------  --------    ----------  ------------
Craig Davis,                2001 5,000 (1)      ---            ---            ---         ---         ---           ---
President and Director
---------------

(1) Quest was incorporated in August 2001. This amount represents salary paid from August 2001 through September 30, 2001. During this period Mr. Davis was entitled to an additional payment of $5,000, which amount has not been paid and has been accrued by Quest.

Compensation of Directors

         We paid no cash fees or other consideration to our directors for service as directors during 2001. We have made no agreements regarding future compensation of directors. All directors are entitled to reimbursement for reasonable expenses incurred in the performance of their duties as members of the board of directors.

Employment Agreement

         We have entered into an employment agreement with Craig Davis for a term expiring in September 2002, subject to automatic renewal for successive one year periods unless notice of termination of given by either party within thirty days of the expiration of the then current term. His employment agreement provides that he shall receive (i) an annual salary of $60,000, (ii) increases in his annual salary if and when Quest reaches targeted sales amounts, (iii) bonuses in an amount equal to 1.2% of monthly net sales, provided that Quest has monthly pre-tax monthly income in excess of $10,000 and Quest is not indebted under its current loan arrangements, and (iv) may participate in other benefits offered to Quest employee's generally. The employment agreement also provides for a six-month non-compete.

Indemnification for Securities Act Liabilities

         Nevada law authorizes, and our Bylaws and Certificate of Incorporation provide for, indemnification of our directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Compensation Committee Interlocks and Insider Participation

         None of our executive officers serve on our compensation committee (or in a like capacity) or on the compensation committees of any other entity.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In October 2001, Quest entered into a Revolving Loan and Security Agreement with Craig Davis, Quest's president and a director. Under the terms of the agreement, from October 2001 through April 30, 2002 Mr. Davis agreed to make periodic loans to Quest in an aggregate principal amount at any one time outstanding not to exceed $100,000. Quest did not draw down any funds under this loan. As additional consideration to lend the funds if drawn upon by Quest, Mr. Davis received 1,000,000 shares of common stock pursuant to the revolving loan arrangement.


         In October 2001 and February 2002, Quest entered into Revolving Loan and Security Agreements (the "McKinley Revolving Loans") with McKinley Enterprises Inc. Profit Sharing Plan and Trust ("McKinley"). The trustee and participant of McKinley is David Nemelka. Mr. Nemelka is a business acquaintance of both Mr. Davis and Ms. Hall. Due in part to this relationship, McKinley entered into the McKinley Revolving Loans and McKinley's relationship to Quest is that of a lender. Under the terms of the agreements, McKinley agreed to make periodic loans to Quest in an aggregate principal amount at any one time outstanding not to exceed $103,000. As of June 30, 2002, the principal amount of $103,000 was owing under the McKinley Revolving Loans. All amounts lent were evidenced by promissory notes that bear interest at the rate of percent (10%) per annum. Principal and accrued interest are due and payable in a single balloon payment on September 18, 2003.

         In September 2001, Quest entered into Revolving Loan and Security Agreement (the "Bateman Revolving Loan") with Bateman Dynasty, LC, a Utah limited liability company ("Bateman") and a stockholder of Quest. Under the terms of the agreement, Bateman lent Quest the approximately $50,000. This amount was subsequently repaid with interest at the rate of ten percent per annum. As additional consideration to lend the funds, Bateman (i) is entitled to quarterly payments equal to two percent of net sales in perpetuity during periods where Quest has pre-tax income in excess of $20,000 and Quest is not indebted under its current loan arrangements and (ii) is entitled to payments in perpetuity equal to (a) $5,000 per month which payment is due only when monthly net sales exceeds $100,000, (b) $10,000 per month in any month in which net sales exceed $200,000, and (c) $20,000 per month in any month in which net sales exceed $1,000,000.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

         The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 3, 2002, for: (i) each person who is known by us to beneficially own more than five percent of the our common stock, (ii) each of our directors, (iii) our Named Executive Officer, and (iv) all directors and executive officers as a group. As of May 3, 2002, we had 10,000,000 shares of common stock outstanding.


                                           % of       % of Total    % of Total
    Name and Address         Shares        Total         After         After
     of Beneficial        Beneficially    Before        Minimum       Maximum     % of Voting
       Owner (1)             Owned        Offering    Offering (2)   Offering (2)  Power (3)     Position
       ---------             -----        --------    ------------   ---------    -----------   -----------
Craig A. Davis (4)          2,000,000       20%          19.8%         19.2%        32.2%       President &
                                                                                                 Director
Teresa Fackrell             1,000,000       10%           9.9%          9.6%          .9%       Secretary,
                                                                                                 Treasurer
                                                                                                 & Director
Brenda Hall                     --           --            --           --            --        Director
Executive Officers and      3,000,000       30%          29.7%         28.8%        33.1%
   Directors as a Group
   (three persons)
Bateman Dynasty, LC (5)     5,000,000       50%          49.5%         48.1%        65.0%
1065 W. 1150 S.,
Provo, Utah 84601
Quest for the Gift of       2,000,000       20%          19.8%         19.2%         1.8%
   Life Foundation (6)
6375 S. Highland Dr.
SLC, UT 84121
--------------

(1) Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as our address.

(2) Assumes that none of the present stockholders purchase additional shares in this offering.
(3) Percentages assume sale of maximum offering. The percentages also reflect all common and preferred stock beneficially owned by the holders.

(4)  Does not include 334,000 shares of preferred stock that are held by Mr.
     Davis.

(5) These shares are owned by Bateman Dynasty, LC, a private limited liability company owned by the Bateman Dynasty Trust, of which Brenda M. Hall is the trustee and Mr. Lynn Bateman's grandchildren are the beneficiaries. Mr. Bateman is the sole manager of the Bateman Dynasty, LC which is deemed to have sole voting and dispositive powers with respect to these shares. Does not include 666,000 shares of preferred stock that are held by Bateman Dynasty, LC.
(6) The members of the Board of Trustees of the Quest for the Gift of Life Foundation are Jeannene Barham, Lisa Hawthorne, William Davidson and Cody Winterton and its officers are Jeannene Barham, Lisa Hawthorne and William Davidson.


Preferred Stock

         We currently have issued and outstanding 1,000,000 shares of preferred stock. Mr. Davis owns 334,000 of these shares, which comprises approximately 33% of our outstanding preferred stock. Bateman Dynasty, LC owns 666,000 of these shares, which comprises approximately 67% of our outstanding preferred stock. The preferred stock is convertible into common stock on a one-for-two basis.

Changes in Control

         We are not aware of any arrangements which may, at a subsequent date, result in a change in control of our company.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock currently consists of 50,000,000 shares of common stock, $.001 par value per share; and 5,000,000 shares of preferred stock, $.001 par value per share, of which 1,000,000 shares have been designated as Series A Preferred Stock. The following descriptions are a summary and qualified in their entirety by the provisions of our Articles of Incorporation and by the provisions of Nevada General Corporation Law.

Common Stock


         As of the date of this prospectus, we had 10,000,000 shares of common stock outstanding. Except as otherwise required by applicable law, all voting rights are vested in and exercised by the holders of the common stock and outstanding preferred stock, voting as a single group, with each share of common stock being entitled to one (1) vote and each of preferred stock being entitled to one hundred (100) votes. The preferred stockholders have the ability to cast 100,000,000 of the votes entitled to vote at a meeting or other action of the stockholders. Mainly as a result of their preferred stock ownership, after completion of this offering Mr. Craig Davis will direct approximately 32% of the voting control of Quest and Bateman Dynasty, LC will direct approximately 65% of the voting control of Quest. As a result, the preferred stockholders effectively have voting control of Quest with respect to all matters submitted to the vote of the stockholders.


         In the event of liquidation, holders of common stock and outstanding preferred stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor.

Series A Preferred Stock


         In November 2001, Quest issued 334,000 shares of preferred stock to Craig Davis, our president and a director, and 666,000 shares of preferred stock to Bateman Dynasty, LC. Except as otherwise required by applicable law, all voting rights are vested in and exercised by the holders of the common stock and preferred stock, voting as a single group, with each share of common stock being entitled to one (1) vote and each of preferred stock being entitled to one hundred (100) votes. After completion of this offering, Mr. Craig Davis will direct approximately 32% of the voting control of Quest and Bateman Dynasty, LC will direct approximately 65% of the voting control of Quest. Holders of the preferred stock have no cumulative voting rights. The concentration of voting control in the preferred stock may have the effect of impeding a non-negotiated change in control which result may or may not benefit stockholders. In addition, stockholders may be disadvantaged in the event matters are put to the stockholders for approval and the interests of the holder(s) of the preferred stock are not similar to the interests of the stockholders generally.


         The preferred stock is convertible into common stock, in full or in part, at the election of the holders of the preferred stock. The preferred stock is convertible on one-for-two basis. If all of our outstanding common was converted into common stock it would result in the issuance of 2,000,000 shares of common stock and the cancellation of 1,000,000 shares of preferred stock.

         The holders of the preferred stock have no preemptive rights with respect to any shares of capital stock of Quest or any other securities of Quest convertible into or carrying rights or options to purchase any such shares. The preferred stock is not subject to any sinking fund or other obligations of Quest to redeem or retire the preferred stock. No dividends are payable or accrue on the preferred stock.

         In the event of liquidation, holders of common stock and outstanding preferred stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any.

Blank Check Preferred Stock

         In addition to our outstanding preferred stock, our board of directors is empowered, without further action by stockholders, to issue from time to time one or more series of preferred stock, with such designations, rights, preferences and limitations as the board of directors may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters among such series as may be determined by the board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. Certain issuances of preferred stock may have the effect of delaying or preventing a change in control of our company that some stockholders may believe is not in their interest.

Transfer Agent and Registrar

         Pacific Stock Transfer Company, 500 E. Warm Springs Road, Suite 240, Las Vegas, NV 89119, is our stock transfer agent.


                              PLAN OF DISTRIBUTION

         We are offering a minimum of 100,000 shares and a maximum of 400,000 shares on a best efforts basis directly to the public through our officers. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 60 days after the minimum offering is raised. We may terminate this offering prior to the expiration date.

         In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased by check payable to the order of U.S. Bank N.A., Escrow Agent for Quest Group International, Inc.

         Until the minimum 100,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account at U.S. Bank N.A. In the event that 100,000 shares are not sold during the 90 day selling period (subject to a 30 day extension) commencing on the date of this prospectus, all funds will be promptly returned to investors. If 100,000 shares are sold, we may either continue the offering for the remainder of the selling period or close the offering at any time.


         Solicitation for purchase of our shares will be made only by means of this prospectus and communications with Mr. Craig Davis, our president, who is employed to perform substantial duties unrelated to the offering, who will not receive any commission or compensation for his efforts, and who is not associated with a broker or dealer.

         Mr. Davis will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. Mr. Davis meets the conditions of Rule 3a4-1 and therefore, is not required to register as a broker-dealer pursuant to Section 15.


         Our officers have no preliminary plans, intentions or arrangements to buy securities in the offering in order to reach the minimum.

         We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.


                                LEGAL PROCEEDINGS

         We are not party to any legal proceedings.


                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for us by Blackburn & Stoll, LC, Salt Lake City, Utah.


                                     EXPERTS

         The financial statements as of September 30, 2001 and for the year ended September 30, 2001 included in this prospectus and registration statement have been audited by Jones Simkins LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


            CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         None.


                              AVAILABLE INFORMATION

         We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Quest Group International, Inc. and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet website, http://www.sec.gov.

                              FINANCIAL STATEMENTS

                         QUEST GROUP INTERNATIONAL, INC.
                          (A Development Stage Company)

                                      INDEX



                                                                    Page

         Independent Auditors' Report                               F-2

         Balance Sheet                                              F-4

         Statement of Operations                                    F-5

         Statement of Stockholders' Equity                          F-6

         Statement of Cash Flows                                    F-7

         Notes to Financial Statements                              F-8

                          INDEPENDENT AUDITORS' REPORT



To the Stockholders' and
Board of Directors of
Quest Group International, Inc.


We have audited the accompanying balance sheet of Quest Group International, Inc. (a development stage company), as of September 30, 2001 and the related statement of operations, stockholders' equity, and cash flows for the period from August 14, 2001 (date of inception) to September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quest Group International, Inc. (a development stage company), as of September 30, 2001 and the results of its operations and its cash flows for the period from August 14, 2001 (date of inception) to September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's revenue generating activities are not in place and the Company has incurred a loss. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



JONES SIMKINS LLP

Logan, Utah
January 10, 2002

                                      QUEST GROUP INTERNATIONAL, INC.
                                       (A Development Stage Company)
                                               BALANCE SHEETS


                                                                           June 30,          September 30,
                                                                             2002                 2001
                            ASSETS                                       (Unaudited)           (Audited)
                                                                       -----------------    -----------------
Current assets:
  Cash                                                                 $         14,926               25,147
  Accounts receivable                                                               607                    -
  Inventories                                                                    26,489               16,181
  Short-term deposits                                                                 -               22,967
  Prepaid expenses                                                                6,000                2,034
                                                                       -----------------    -----------------
          Total current assets                                                   48,022               66,329

Deposits                                                                          1,094                  825
                                                                       -----------------    -----------------

          Total assets                                                 $         49,116               67,154
                                                                       =================    =================


                    LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities:
  Accounts payable                                                     $         27,140                6,164
  Accrued expenses                                                               68,622               13,387
  Related party note payable                                                          -               25,000
                                                                       -----------------    -----------------

                                                                                 95,762               44,551
                                                                       -----------------    -----------------

Notes payable                                                                   103,000                    -
                                                                       -----------------    -----------------

Commitments                                                                           -                    -

Stockholders' (deficit) equity:
   Preferred stock, $.001 par value, 5,000,000 shares
     authorized, 1,000,000 shares issued and outstanding
     at June 30, 2002 (unaudited) and 1,000,000 shares
     subscribed at September 30, 2001 (audited)                                   1,000                    -
   Common stock, $.001 par value, 50,000,000 shares
     authorized, 10,000,000 and 9,000,000 shares issued
     and outstanding, respectively                                               10,000                9,000
   Additional paid-in capital                                                    68,000               61,000
   Preferred stock subscription                                                       -                1,000
   Deficit accumulated during the development stage                            (228,646)             (48,397)
                                                                       -----------------    -----------------

          Total stockholders' (deficit) equity                                 (149,646)              22,603
                                                                       -----------------    -----------------

          Total liabilities and stockholders' (deficit) equity         $         49,116               67,154
                                                                       =================    =================

                                 See accompanying notes to financials statements.

                                                       F-4

                                    QUEST GROUP INTERNATIONAL, INC.
                                     (A Development Stage Company)
                                        STATEMENTS OF OPERATIONS


                                                                                     August 14, 2001
                                                              Nine Months Ended    (Date of Inception)
                                                                 June 30,           to September 30,
                                                                   2002                  2001               Cumulative
                                                                (Unaudited)           (Audited)              Amounts
                                                            --------------------  -------------------   -------------------
Sales                                                       $           303,302                    -               303,302

Cost of goods sold                                                       91,319                    -                91,319
                                                            --------------------  -------------------   -------------------

     Gross profit                                                       211,983                    -               211,983

General and administrative expenses                                     384,579               48,192               432,771
                                                            --------------------  -------------------   -------------------

     Loss from operations                                              (172,596)             (48,192)             (220,788)

Interest expense                                                          7,653                  205                 7,858
                                                            --------------------  -------------------   -------------------

     Loss before income taxes                                          (180,249)             (48,397)             (228,646)

Provision for income taxes                                                    -                    -                     -
                                                            --------------------  -------------------   -------------------

     Net Loss                                               $          (180,249)             (48,397)             (228,646)
                                                            ====================  ===================   ===================


Loss per common share - basic and diluted                   $              (.02)                (.01)
                                                            ====================  ===================

Weighted average common shares - basic and diluted                    9,833,000            7,000,000
                                                            ====================  ===================

                                     See accompanying notes to financials statements.

                                                            F-5

                                                 QUEST GROUP INTERNATIONAL, INC.
                                                  (A Development Stage Company)
                                          STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                Period from August 14, 2001 (Date of Inception) to June 30, 2002


                                                                                                             Deficit
                                                                                                           Accumulated
                                          Preferred Stock       Common Stock      Additional   Preferred    During the
                                       -------------------  --------------------   Paid-In       Stock      Development
                                         Shares    Amount     Shares     Amount    Capital    Subscription    Stage         Total
                                       ---------  --------  ---------   -------- -----------  ------------ ------------  ----------
Balance at August 14, 2001
 (date of inception)                           -  $     -           -   $      -   $      -     $      -    $        -   $        -

Issuance of common stock for cash              -        -   9,000,000      9,000     61,000            -             -       70,000

Preferred stock subscribed for cash            -        -           -          -          -        1,000             -        1,000

Net loss                                       -        -           -          -          -            -       (48,397)     (48,397)
                                       ---------  --------  ----------  --------   --------     --------    ----------   ----------

Balance at September 30, 2001                  -        -   9,000,000      9,000     61,000        1,000       (48,397)      22,603

Issuance of preferred stock            1,000,000    1,000           -          -          -       (1,000)            -            -

Issuance of common stock for services
 (unaudited)                                   -        -   1,000,000      1,000      7,000            -             -        8,000

Net loss (unaudited)                           -        -           -          -          -            -      (180,249)    (180,249)
                                       ---------  --------  ----------  --------   --------     --------    ----------   ----------

Balance at June 30, 2002 (unaudited)   1,000,000  $  1,000  10,000,000  $ 10,000   $ 68,000     $      -    $ (228,646)  $ (149,646)
                                       =========  ========  ==========  ========   ========     ========    ==========   ==========

                                        See accompanying notes to financials statements.

                                                            F-6

                                   QUEST GROUP INTERNATIONAL, INC.
                                    (A Development Stage Company)
                                      STATEMENTS OF CASH FLOWS



                                                                                  August 14, 2001
                                                           Nine Months Ended     (Date of Inception)
                                                              June 30,             to September 30,
                                                                2002                   2001               Cumulative
                                                            (Unaudited)              (Audited)              Amounts
                                                        ---------------------   --------------------   ------------------
Cash flows from operating activities:
Net loss                                                $           (180,249)               (48,397)            (228,646)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Stock compensation expense                                      8,000                      -                8,000
       (Increase) decrease in:
         Accounts receivable                                            (607)                     -                 (607)
         Inventories                                                 (10,308)               (16,181)             (26,489)
         Short-term deposits                                          22,967                (22,967)                   -
         Prepaid expenses                                             (3,966)                (2,034)              (6,000)
         Deposits                                                       (269)                  (825)              (1,094)
       Increase in:
         Accounts payable                                             20,976                  6,164               27,140
         Accrued expenses                                             55,235                 13,387               68,622
                                                        ---------------------   --------------------   ------------------

            Net cash used in operating activities                    (88,221)               (70,853)            (159,074)
                                                        ---------------------   --------------------   ------------------

Cash flows from investing activities:
Proceeds from notes payable                                          103,000                      -              103,000
Proceeds from related party note payable                              25,000                 25,000               50,000
Principal payments on related party note payable                     (50,000)                     -              (50,000)
                                                        ---------------------   --------------------   ------------------

            Net cash provided by investing activities                 78,000                 25,000              103,000
                                                        ---------------------   --------------------   ------------------

Cash flows from financing activities:
Proceeds from preferred stock subscription                                 -                  1,000                1,000
Proceeds from issuance of common stock                                     -                 70,000               70,000
                                                        ---------------------   --------------------   ------------------

            Net cash provided by financing activities                      -                 71,000               71,000
                                                        ---------------------   --------------------   ------------------


            Net increase (decrease) in cash                          (10,221)                25,147               14,926

Cash, beginning of period                                             25,147                      -                    -
                                                        ---------------------   --------------------   ------------------

Cash, end of period                                     $             14,926                 25,147               14,926
                                                        =====================   ====================   ==================


                                   See accompanying notes to financials statements.

                                                        F-7

                         QUEST GROUP INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001


Note 1 - Organization and Summary of Significant Accounting Policies
--------------------------------------------------------------------

Organization
------------

Quest Group International, Inc. (the Company) was organized under the laws of the State of Nevada on August 14, 2001 (date of inception). The Company's business activity involves the marketing and distribution of nutritional supplements. The Company is considered a development stage company as defined in SFAS No. 7 and has not, thus far, commenced planned principal operations.

Cash and Cash Equivalents
-------------------------

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Inventories
-----------

Inventories consist of purchased finished goods and are valued at the lower of cost or market using the first-in and first-out (FIFO) method.

Short-term Deposits
-------------------

Short-term deposits consist of cash deposits with the manufacturer of the Company's products. These deposits will be applied against the cost of the products upon delivery from the manufacturer.

Income Taxes
------------

Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to net operating loss carryforwards.

Revenue Recognition
-------------------

Revenue is recognized when products are shipped, which is when title passes to independent distributors and to consumers. A reserve for product returns is accrued based on historical experience. The Company generally requires cash or credit card payment at the point of sale.

                         QUEST GROUP INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001


Note 1 - Organization and Summary of Significant Accounting Policies (continued)
--------------------------------------------------------------------

Revenue Recognition (continued)
--------------------

The Company has determined that no allowance for doubtful accounts is necessary. Amounts received prior to shipment and title passage to distributors are recorded as deferred revenue.

Independent distributors are able to earn financial benefits (retail commissions, rebates and group development bonuses) if certain monthly minimum sales qualifications are met. These financial benefits are recognized in the same period that the products are shipped to the independent distributors.

Enrollment fees paid by independent distributors are recognized as revenue when the fee is paid.

Research and Development
------------------------

Research and development costs are expenses as incurred.

Earnings Per Share
------------------

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during the period.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive. The Company does not have any stock options or warrants outstanding at September 30, 2001.

Concentration of Credit Risk
----------------------------

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

                         QUEST GROUP INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001


Note 1 - Organization and Summary of Significant Accounting Policies (continued)
--------------------------------------------------------------------

Use of Estimates in the Preparation of Financial Statements
-----------------------------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Information
---------------------

In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position, results of operations, stockholders' equity, and cash flows of the Company as of June 30, 2002 and for the nine months then ended.

Note 2 - Going Concern
----------------------

As of September 30, 2001, the Company's revenue generating activities are not in place, and the Company has incurred a loss for the period from August 14, 2001 (date of inception) to September 30, 2001. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Management intends to seek additional funding through equity and/or debt financing. There can be no assurance that such funds will be available to the Company, or available on terms acceptable to the Company.

Note 3 - Related Party Transactions
-----------------------------------

Related party notes payable consist of the following:

Bateman Dynasty, LC

The note payable to Bateman Dynasty, LC (a major stockholder of the Company) bears interest at 10% and is due September 18, 2002 and had an outstanding balance on September 30, 2001 (audited) and June 30, 2002 (unaudited) of $25,000 and $0, respectively.

                         QUEST GROUP INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001


Note 3 -  Related Party Transactions  (continued)
------------------------------------

As part of this note payable, the Company has entered into an agreement which requires the Company to make monthly and quarterly payments. The monthly payments (referred to as fee payments) are $5,000 and increase to $10,000 in any month that net sales exceed $200,000 and increase to $20,000 in any month that net sales exceed $1,000,000. The monthly fee payments are due on the last day of the month following the month in which the payment amount becomes known. The quarterly payments (referred to as override bonus payments) are two percent of net sales, when average pre-tax monthly income exceeds $20,000 and no other amounts are owed under the related party note payable referred to above. The fee payments and override bonus payments run in perpetuity.

Information related to the fee payments and override bonus payments are as follows:

                                      Nine Months            August 14, 2001
                                         Ended             (Date of Inception)
                                     June 30, 2002        to September 30, 2001
                                      (Unaudited)               (Audited)
                                    ---------------      ----------------------
Fee Payments:
     Payable                           $   50,000                 $   5,000
                                       ==========                 =========
     Expense                           $   45,000                 $   5,000
                                       ==========                 =========

Override Bonus Payments:
     Payable                           $        -                 $       -
                                       ==========                 =========
     Expense                           $        -                 $       -
                                       ==========                 =========

The amounts payable are included in accrued expenses.

Craig Davis

In October 2001, the Company entered into a Revolving Loan and Security Agreement with Craig Davis, the Company's president and a director. Under the terms of the agreement, from November 1, 2001 through April 30, 2002 Mr. Davis agreed to make periodic loans to the Company in an aggregate principal amount at any one time outstanding not to exceed $100,000. The Company did not draw down any funds under this loan.

                         QUEST GROUP INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001

Note 3 -  Related Party Transactions  (continued)
------------------------------------

As additional consideration to lend the funds if drawn upon by the Company, Mr. Davis received 1,000,000 shares of common stock pursuant to the revolving loan arrangement. The 1,000,000 common shares issued to Mr. Davis for his commitment to lend funds under the Revolving Loan and Security Agreement, was recorded as a finance charge and included in "general and administrative expenses" on the statement of operations in the amount of $8,000 or $.008 per share.


Note 4 - Notes Payable (Unaudited)
----------------------

In October 2001 and February 2002, the Company entered into Revolving Loan and Security Agreements (the "McKinley Revolving Loans") with McKinley Enterprises Inc. Profit Sharing Plan and Trust ("McKinley"). Under the terms of the agreements, McKinley agreed to make periodic loans to the Company in an aggregate principal amount any one time outstanding not to exceed $103,000. As of June 30, 2002, the principal amount of $103,000 was owing under the McKinley Revolving Loans. All amounts lent were evidenced by promissory notes that bear interest at ten percent. Principal and accrued interest are due and payable in a single balloon payment on September 18, 2003. Accrued interest at June 30, 2002 was approximately $5,000 and is included in accrued expenses on the balance sheet.


Note 5 -  Income Taxes
----------------------

For the period from August 14, 2001 (date of inception) to September 30, 2001, the difference between income taxes at statutory rates and the amount presented in the financial statements is a result of the change in the valuation allowance on the Company's deferred tax asset.

Deferred tax assets at September 30, 2001, consist of a net operating loss carryforward of approximately $7,000. The Company has recorded a valuation allowance for the entire amount of the deferred tax asset due to the uncertainty of ultimate realization.

                         QUEST GROUP INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001


Note 5 -  Income Taxes (continued)
----------------------

The Company's net operating loss carryforward of approximately $48,000, will expire in the year 2021. The amount of net operating loss carryforward that can be used in any one year will be limited by significant changes in the ownership of the Company and by the applicable tax laws which are in effect at the time such carryforward can be utilized.


Note 6 - Supplemental Cash Flow Information
-------------------------------------------

No amounts were paid for interest or income taxes during the period from August 14, 2001 (date of inception) to September 30, 2001.


Note 7 - Preferred Stock
------------------------

The Company has authorized 5,000,000 shares of preferred stock with a par value of $.001, and established a series of preferred shares designated as Series A Convertible Preferred Stock, consisting of 1,000,000 shares. The Series A Convertible Preferred Stock has the following rights and privileges:

o The holders of the shares are entitled to one hundred (100) votes for each share held.
o Upon the liquidation of the Company, the holders of the shares will rank equally with the holders of common shares.
o        The holders of the shares are not entitled to dividends.
o The shares are convertible at the option of the holder at any time into common shares, at a conversion rate of one share of Series A Convertible Preferred Stock for two shares of common stock

At September 30, 2001, the Company had received subscriptions for 1,000,000 shares of Series A Convertible Preferred Stock for $1,000. The subscribers were Craig Davis (the Company's president) for 334,000 shares and Bateman Dynasty, LC (the Company's majority common shareholder) for 666,000 shares.

                         QUEST GROUP INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001


Note 8 - Geographic Sales Information (Unaudited)
-------------------------------------------------

The Company had sales in the following geographic areas:

                                                              August 14, 2001
                                   Nine Months Ended        (Date of Inception)
                                     June 30, 2002         to September 30, 2001
                                      (Unaudited)                (Audited)
                                   ------------------      ---------------------
         United States              $      20,000              $         -
         Japan                            282,000                        -
                                    -------------              -----------
                                          303,000                        -
                                    =============              ===========

Note 9 - Commitments
--------------------

Employment Agreements
---------------------

The Company has entered into an employment agreement with Craig Davis, the Company's president, for a term expiring in September 2002, subject to automatic renewal for successive one year periods unless notice of termination is given by either party within thirty days of the expiration of the then current term. His employment agreement provides that he shall receive (i) an annual salary of $60,000, (ii) increases in his annual salary if and when the Company reaches targeted sales amounts, (iii) bonuses in an amount equal to 1.2% of monthly net sales, provided that the Company has monthly pre-tax income in excess of $10,000 and the Company is not indebted under its current loan arrangements, and (iv) may participate in other benefits offered to employee's generally. The employment agreement also provides for a six-month non-compete.

The Company also has entered into an employment agreement with Teresa Fackrell for a term expiring in September 2002, subject to automatic renewal for successive one year periods unless notice of termination is given by either party within thirty days of the expiration of the then current term. Her employment agreement provides that she shall receive (i) an annual salary of $52,000, (ii) increases in her annual salary if and when the Company reaches targeted sales amounts, (iii) bonuses in an amount equal to .8% of monthly net sales, provided that the Company has monthly pre-tax income in excess of $20,000 and the Company is not indebted under its current loan arrangements, and (iv) may participate in other benefits offered to employee's generally. The employment agreement also provides for a six-month non-compete.


Note 10 - Fair Value of Financial Instruments
---------------------------------------------

The Company's financial instruments consist of cash, payables and a note payable. The carrying amount of cash and payables approximates fair value because of the short-term nature of these items. The carrying amount of the note payable approximates fair value as the note bears interest at market interest rates.

                         QUEST GROUP INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001


Note 11 - Recent Accounting Pronouncements
------------------------------------------

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." The statements eliminate the pooling-of-interests method of accounting for business combinations and require that goodwill and certain intangible assets not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized in earnings when incurred. The adoption of these statements is not expected to have a material effect on the Company's financial position or results of operations.

=======================================  =======================================

You should rely only on the information
provided in this prospectus or any
prospectus supplement. We have not
authorized anyone else to provide you
with different information. We are not
making an offer of these securities in
any state where the offer is not
permitted. You should not assume that
the information in this prospectus or                  $50,000 Minimum
any prospectus supplement is accurate as              $200,000 Maximum
of any date other than the date on the
front of those documents.

       ----------------------
          Table Of Contents
                                    Page
Prospectus Summary.................   3
Risk Factors.......................   5
Forward-Looking Statements.........   8        QUEST GROUP INTERNATIONAL, INC.
Dilution...........................   9
Use Of Proceeds....................  10
Determination Of Offering Price....  11
Market For Common Equity And
 Related Stockholder Matters.......  11
Description Of Business............  13
Description Of Property............  18
Management's Discussion And                             ____________
 Analysis Or Plan Of Operation.....  18
Directors, Executive Officers,                           PROSPECTUS
 Promoters And Control Persons.....  21                 ____________
Executive Compensation.............  22
Certain Relationships And Related
 Transactions......................  23
Security Ownership Of Certain
 Beneficial Owners And Management..  24
Description Of Securities..........  26
Plan Of Distribution...............  27
Legal Proceedings..................  28
Legal Matters......................  28
Experts............................  28
Changes And Disagreements With
 Accountants On Accounting And
 Financial Disclosure..............  28
Available Information..............  29
Financial Statements............... F-1

         ______________________               ____________________________

Until 90 days after the date of this
prospectus, all dealers that effect
transactions in these securities,
whether or not participating in this                 July 23, 2002
offering, may be required to deliver a
prospectus. This is in addition to
dealers' obligation to deliver a
prospectus when acting as underwriters
and with respect to their unsold
allotments or subscriptions.

=======================================  =======================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

         Nevada General Corporation Law permits us to indemnify our directors, officers, employees and agents, subject to limitations imposed by the Nevada General Corporation Law. Our Bylaws and our Articles of Incorporation require us to indemnify directors and officers to the full extent permitted by the Nevada General Corporation Law.

Item 25. Other Expenses Of Issuance And Distribution

         The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the registrant in connection with the maximum offering for the securities included in this Registration Statement:

      Securities and Exchange Commission registration fee........     $    19
      Blue Sky fees and expenses.................................          --
      Printing and shipping expenses.............................       1,000
      Legal fees and expenses....................................      15,000
      Accounting fees and expenses...............................       3,000
      Miscellaneous fees ........................................         981
                                                                      -------
      Total......................................................     $20,000
                                                                      =======
     ---------------

All expenses are estimated except the Commission filing fee.

Item 26. Recent Sales Of Unregistered Securities

         In November, 2001, we sold 334,000 shares of preferred stock to Craig Davis, our president and a director, and 666,000 shares of preferred stock to Bateman Dynasty, LC, an accredited investor, in a private offering. We raised gross proceeds of $1,000 ($.001 per share) from the sale of the preferred stock. The sale of the preferred stock was exempt from registration pursuant to Rules 504, 505 and 506 of Regulation D and Sections 4(2) and 4(6) of the Securities Act of 1933, as amended. We did not use an underwriter or pay any commissions in connection with these transactions.

         In November, 2001, we sold 1,000,000 shares of common stock to Craig Davis, our president and a director for $10,000, 1,000,000 shares of common stock to Teresa Fackrell, our secretary, treasurer and a director for $10,000, and 7,000,000 shares of common stock to Bateman Dynasty, LC, an accredited investor, for $50,000 in a private offering. The sale of the common stock was exempt from registration pursuant to Rules 504, 505 and 506 of Regulation D and Sections 4(2) and 4(6) of the Securities Act of 1933, as amended. We did not use an underwriter or pay any commissions in connection with these transactions.

         In October 2001, Quest entered into a Revolving Loan and Security Agreement with Craig Davis, Quest's president and a director. Under the terms of the agreement, from October 2001 through April 30, 2002 Mr. Davis agreed to make periodic loans to Quest in an aggregate principal amount at any one time outstanding not to exceed $100,000. Quest did not draw down any funds under this loan. As additional consideration to lend the funds if drawn upon by Quest, Mr. Davis received 1,000,000 shares of common stock pursuant to the revolving loan arrangement. The sale of the common stock was exempt from registration pursuant to Rules 504, 505 and 506 of Regulation D and Sections 4(2) and 4(6) of the Securities Act of 1933, as amended. We did not use an underwriter or pay any commissions in connection with these transactions.

Item 27. Exhibits Index

EXHIBIT NO.                              DESCRIPTION OF EXHIBIT
-----------                              ----------------------

3(i).1 Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3(i).1 of the Company's Registration Statement on Form SB-2 filed June 3, 2002, File No. 333-89628).

3(i).2 Certificate of Designation (Incorporated by reference to Exhibit 3(i).2 of the Company's Registration Statement on Form SB-2 filed June 3, 2002, File No. 333-89628).

3(i).3 Certificate of Amendment to the Certificate of Designation (Incorporated by reference to Exhibit 3(i).3 of the Company's Registration Statement on Form SB-2 filed June 3, 2002, File No. 333-89628).

3(ii).1 Bylaws (Incorporated by reference to Exhibit 3(ii).1 of the Company's Registration Statement on Form SB-2 filed June 3, 2002, File No. 333-89628).

5.1               Opinion of Blackburn & Stoll, LC (Incorporated by reference to
                  Exhibit 5.1 of the Company's Registration Statement on Form SB-2 filed June 3, 2002, File No. 333-89628).

10.1 Employment Agreement of Craig Davis (Incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form SB-2 filed June 3, 2002, File No. 333-89628).

10.2 Employment Agreement of Teresa Fackrell (Incorporated by reference to Exhibit 10.2 of the Company's Registration Statement on Form SB-2 filed June 3, 2002, File No. 333-89628).

10.3 Revolving Loan and Security Agreement by and between Quest and Craig Davis (Incorporated by reference to Exhibit 10.3 of the Company's Registration Statement on Form SB-2 filed June 3, 2002, File No. 333-89628).

10.4 Revolving Loan and Security Agreement by and between Quest and Bateman Dynasty, LC, dated September 1, 2001 (Incorporated by reference to Exhibit 10.4 of the Company's Registration Statement on Form SB-2 filed June 3, 2002, File No. 333-89628).

10.5 Amendment No. 1 to the Revolving Loan and Security Agreement by and between Quest and Bateman Dynasty, LC, dated February 1, 2002 (Incorporated by reference to Exhibit 10.5 of the Company's Registration Statement on Form SB-2 filed June 3, 2002, File No. 333-89628).

EXHIBIT NO.                              DESCRIPTION OF EXHIBIT
-----------                              ----------------------
10.6 Revolving Loan and Security Agreement by and between Quest and McKinley Enterprises Inc. Profit Sharing Plan and Trust, dated October 12, 2001 (Incorporated by reference to Exhibit 10.6 of the Company's Registration Statement on Form SB-2 filed June 3, 2002, File No. 333-89628).

10.7 Revolving Loan and Security Agreement by and between Quest and McKinley Enterprises Inc. Profit Sharing Plan and Trust, dated February 13, 2002 (Incorporated by reference to Exhibit 10.7 of the Company's Registration Statement on Form SB-2 filed June 3, 2002, File No. 333-89628).

10.8 Amendment Number One to the Revolving Loan and Security Agreement by and between Quest and McKinley Enterprises Inc. Profit Sharing Plan and Trust, dated July 15, 2002.


23.1              Consent of Jones Simkins LLP

23.2 Consent of Blackburn & Stoll, LC (included in Exhibit 5.1 hereto)

24.1              Powers of Attorney (included in Part II of this Registration
                  Statement)


99.1              Subscription Agreement (Incorporated by reference to Exhibit
                  99.1 of the Company's Registration Statement on Form SB-2 filed June 3, 2002, File No. 333-89628).

99.2 Escrow Agreement (Incorporated by reference to Exhibit 99.2 of the Company's Registration Statement on Form SB-2 filed June 3, 2002, File No. 333-89628).

         ---------------

Item 28. Undertakings

         The registrant hereby undertakes that it will:


         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) Include any additional or changed material information on the plan of distribution.


         (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Spanish Fork, State of Utah, on July 23, 2002.


                                             QUEST GROUP INTERNATIONAL, INC.
                                             (Registrant)


                                             By /s/ Craig Davis
                                                -----------------------------
                                                Craig Davis,
                                                President and Director


         We the undersigned, directors and officers of Quest Group International, Inc., do hereby severally constitute and appoint Craig Davis as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and all amendments or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents, and each or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



        Signature                     Title                            Date
---------------------------  ------------------------------------ --------------

      /s/ Craig Davis        President, Secretary and Treasurer    July 19, 2002
---------------------------  (acts as Principal Executive Officer
Craig Davis                  and Principal Financial Officer)

      /s/ Teresa Fackrell    Director                              July 19, 2002
---------------------------
Teresa Fackrell

      /s/ Brenda Hall        Director                              July 19, 2002
---------------------------
Brenda Hall